UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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CRA INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRA INTERNATIONAL, INC.

200 Clarendon Street

Boston, Massachusetts 02116

(617) 425-3000

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS

to be held on July 20, 2016

The following information relates to the proxy statement that we filed on April 29, 2016 in connection with the special meeting in lieu of annual meeting of our shareholders to be held on July 20, 2016, which this supplement will refer to as our “annual meeting.” This information supplements the information provided to our shareholders under the applicable proxy disclosure rules and set forth in the proxy statement. This supplement is being filed with the United States Securities and Exchange Commission and is being made available to our shareholders on July 11, 2016.

The proxy statement contains important additional information, and this supplement should be read in conjunction with it.

On July 1, 2016, Institutional Shareholder Services, Inc. (“ISS”) issued voting recommendations in connection with our annual meeting.  In particular, ISS has recommended that shareholders “withhold” their votes for incumbent directors Paul Maleh and William Schleyer.  ISS makes this recommendation due to our material weakness in internal control over financial reporting for fiscal years 2014 and 2015.  In contrast to the ISS view, Glass Lewis & Co., LLC on June 24, 2016 issued a report recommending that shareholders vote “FOR” the election of each of Messrs. Maleh and Schleyer at our annual meeting.  We also believe that shareholders should vote “FOR” the election of Paul Maleh and William Schleyer as Class III directors of our board at our annual meeting for the reasons outlined below.

The material weaknesses did not impact the accuracy of our audited financial statements or the timing of our filings with the SEC

Despite the identified material weaknesses, our audited consolidated financial statements for fiscal years 2014 and 2015 presented fairly, in all material aspects, our financial position, results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles in the United States.  Furthermore, all our required periodic reporting to the SEC during those fiscal years were made on a timely basis.  We believe that both our senior management and audit committee have taken timely and appropriate actions to address the identified material weaknesses.

The material weakness from fiscal year 2014 has been remediated

The material weakness in fiscal year 2014 related to accounting and reporting for non-routine compensation arrangements.  During fiscal year 2015, we implemented internal control procedures to address this material weakness.  After completing our testing of the design and operating effectiveness of these control enhancements, we concluded with the concurrence of our independent auditor that we remediated this material weakness as of January 2, 2016.

We expect to remediate the material weakness from fiscal year 2015 by the end of the current fiscal year

The material weakness in fiscal year 2015 related to the accounting and reporting for non-controlling interests in our NeuCo subsidiary together with other deficiencies within the financial statement close process.  In fiscal 2015, NeuCo recorded revenue of $3.8 million before taking into account our ownership interest of 56%, thus NeuCo was not a significant part of our overall business.  Since the identification of this material weakness, we have initiated a remediation plan involving the implementation of additional processes, procedures, and controls and the deployment of additional resources to address the deficiencies.  Furthermore, in April 2016 NeuCo sold substantially all of its business assets and has begun the process of winding down its affairs, further limiting the importance of NeuCo to our operations.

Messrs. Maleh and Schleyer are excellent leaders and have been active members of our board of directors

As detailed elsewhere in the proxy statement, Messrs. Maleh and Schleyer have outstanding professional backgrounds, and CRA has benefited from their important perspective, judgment and experience.  Mr. Maleh has been at CRA for 27 years and since 2009 has served as our president and chief executive officer.  Mr. Schleyer has been on our board since 2008 and currently chairs our compensation committee.  We believe that their presence on our board and the perspective that they provide are important as we continue to execute on our strategic plan.

FOR THE FOREGOING REASONS, WE BELIEVE THAT ISS’S VOTE RECOMMENDATIONS WITH RESPECT TO MESSRS. MALEH AND SCHLEYER AS CANDIDATES FOR OUR BOARD ARE UNWARRANTED.

ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE ELECTION OF EACH OF MESSRS. MALEH AND SCHLEYER AS A CLASS III DIRECTOR OF OUR BOARD.